Exhibit 4.3

Second Amendment to Lilis Energy Inc.’s 2016 Omnibus Incentive Plan

SECOND AMENDMENT
TO
LILIS ENERGY, INC.
2016 OMNIBUS INCENTIVE PLAN

In accordance with those certain resolutions adopted by the Board of Directors of Lilis Energy, Inc., a Nevada corporation (the “ Corporation ”), and the approval by the stockholders of the Corporation at the Corporation’s Annual Meeting of Stockholders held on July 13, 2017, the 2016 Omnibus Incentive Plan (the “ Plan ”) of the Corporation is hereby amended as follows:

1.

Section 4.1 of the Plan is hereby amended and restated in its entirety to increase the number of shares reserved for issuance under the Plan by 3,000,000 shares, as follows:

“ 4.1 Authorized Number of Shares.

Subject to adjustment under Section 15, the aggregate number of Shares authorized to be awarded under the Plan shall not exceed 13,000,000. In addition, Shares underlying any outstanding award granted under the Prior Plan that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of Shares shall be available for the grant of new Awards. As provided in Section 1, no new awards shall be granted under the Prior Plan following the Effective Date. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, treasury Shares or Shares purchased on the open market or otherwise, all as determined by the Board from time to time.”

2.

Section 4.3.1 of the Plan is hereby amended and restated in its entirety to increase the number of shares available for issuance under the Plan as Incentive Stock Options by 3,000,000 shares, as follows:

“ 4.3.1 Incentive Stock Options.

Subject to adjustment under Section 15, 13,000,000 Shares available for issuance under the Plan shall be available for issuance as Incentive Stock Options.”

3.

Unless otherwise expressly provided for in this Second Amendment to the Plan (the “ Second Amendment ”), all capitalized words, phrases, or defined terms used in this Second Amendment will have the same meaning ascribed to them in the Plan.

4.

Except as expressly set forth in this Second Amendment, there have been no other changes or modifications to the Plan, and the plan remains otherwise unchanged and in full force and effect.

5.

This Second Amendment shall be effective as of July 13, 2017.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Second Amendment to be executed effective as of the date set forth above.

LILIS ENERGY, INC.,
a Nevada corporation
By: /s/ Abraham Mirman

[ Signature Page to Second Amendment to the Plan ]